Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

July 14, 2026

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2026-USNCH32652 to Product Supplement No. EA-08-03
dated February 25, 2026, Underlying Supplement No. 13 dated February 25, 2026 and
Prospectus Supplement and Prospectus each dated February 25, 2026

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

■  Linked to the lowest performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index (each referred to as an “underlying”)

■  Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic redemption prior to maturity upon the terms described below.  Whether the securities pay a contingent coupon, whether the securities are automatically redeemed prior to maturity and, if they are not automatically redeemed, whether you are repaid the stated principal amount of your securities at maturity will depend in each case on the closing value of the lowest performing underlying on the relevant calculation day.  The lowest performing underlying on any calculation day is the underlying that has the lowest performance factor on that calculation day

■  Contingent Coupon.  The securities will pay a contingent coupon on a monthly basis until the earlier of maturity or automatic redemption if, and only if, the closing value of the lowest performing underlying on the relevant calculation day is greater than or equal to its coupon threshold value.  However, if the closing value of the lowest performing underlying on a calculation day is less than its coupon threshold value, you will not receive any contingent coupon on the relevant contingent coupon date.  If the closing value of the lowest performing underlying is less than its coupon threshold value on every calculation day, you will not receive any contingent coupons throughout the entire term of the securities. The contingent coupon rate is 10.50% per annum

■  Automatic Redemption.  If the closing value of the lowest performing underlying on any potential autocall date from January 2027 to June 2029, inclusive, is greater than or equal to its starting value, we will automatically redeem the securities for the stated principal amount plus the related contingent coupon payment

■  Potential Loss of Principal.  If the securities are not automatically redeemed prior to maturity, you will receive the stated principal amount at maturity if, and only if, the closing value of the lowest performing underlying on the final calculation day is greater than or equal to its downside threshold value.  If the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, you will lose a significant portion, and possibly all, of the stated principal amount of your securities

■  The coupon threshold value and downside threshold value for each underlying are equal to 60% of its starting value

■  If the securities are not automatically redeemed prior to maturity, you will have full downside exposure to the lowest performing underlying from its starting value if its closing value on the final calculation day is less than its downside threshold value, but you will not participate in any appreciation of any underlying and will not receive any dividends on any underlying or the securities included in any underlying

■  Your return on the securities will depend solely on the performance of the underlying that is the lowest performing underlying on each calculation day.  You will not benefit in any way from the performance of any better performing underlying.  Therefore, you will be adversely affected if any underlying performs poorly, even if any other underlying performs favorably

■  All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment

■  The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.  You should not invest in the securities unless you are willing to hold them to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-9 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations.  The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$9,575,000.00
Underwriting Discount and Commission(2)(3)	$23.00	$220,225.00
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$977.00	$9,354,775.00

(1) On the date of this pricing supplement, the estimated value of the securities is $971.40 per security, which is less than the public offering price.  The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.30% ($23.00) for each security it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 1.75% ($17.50) for each security they sell.  In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities.  See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities. In addition, CGMI will pay to one or more electronic platform providers a fee of $0.60 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $2.90 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Terms of the Securities
Underlyings:	The iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index (each referred to as an “underlying,” and collectively as the “underlyings”)
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	July 14, 2026
Issue Date:	July 17, 2026
Calculation Days:	The 14th day of each month, beginning in August 2026 and ending in July 2029, provided that the July 2029 calculation day will be the final calculation day. Each calculation day is subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement.
Final Calculation Day:	July 16, 2029, subject to postponement
Maturity Date:	July 19, 2029, subject to postponement as described in the accompanying product supplement.
Contingent Coupon Payment Dates:	The third business day after each calculation day (as each such calculation day may be postponed), except that the contingent coupon payment date following the final calculation day will be the maturity date.
Contingent Coupon:

On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon at a per annum rate equal to the contingent coupon rate if and only if the closing value of the lowest performing underlying on the immediately preceding calculation day is greater than or equal to its coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/12. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

If the closing value of the lowest performing underlying on any calculation day is less than its coupon threshold value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date.

Contingent Coupon Rate:	10.50% per annum

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Maturity Payment Amount:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold (in addition to the contingent coupon due at maturity, if any):

▪       if the closing value of the lowest performing underlying on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

▪       if the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value:

$1,000 × the performance factor of the lowest performing underlying on the final calculation day

If the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

Automatic Early Redemption:	If, on any potential autocall date, the closing value of the lowest performing underlying is greater than or equal to its starting value, each security you then hold will be automatically redeemed on the immediately following contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment.
Potential Autocall Dates:	Each calculation day beginning in January 2027 and ending in June 2029.
Starting Value:

With respect to the iShares® Expanded Tech-Software Sector ETF: $93.63, its closing value on the pricing date.

With respect to the Russell 2000® Index: 2,964.764, its closing value on the pricing date.

With respect to the S&P 500® Index: 7,543.59, its closing value on the pricing date.

Coupon Threshold Value:

With respect to the iShares® Expanded Tech-Software Sector ETF: $56.178, which is equal to 60% of its starting value.

With respect to the Russell 2000® Index: 1,778.8584, which is equal to 60% of its starting value.

With respect to the S&P 500® Index: 4,526.154, which is equal to 60% of its starting value.

Downside Threshold Value:

With respect to the iShares® Expanded Tech-Software Sector ETF: $56.178, which is equal to 60% of its starting value.

With respect to the Russell 2000® Index: 1,778.8584, which is equal to 60% of its starting value.

With respect to the S&P 500® Index: 4,526.154, which is equal to 60% of its starting value.

Performance Factor:	For each underlying on any calculation day, its closing value on that calculation day divided by its starting value
Lowest Performing Underlying:	For any calculation day, the underlying with the lowest performance factor determined as of that calculation day
Calculation Agent:	CGMI
Paying Agent:	Citibank, N.A.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	17332YXV5 / US17332YXV54

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, the accompanying product supplement contains important information about how the closing values of the underlyings will be determined and other specified events with respect to the underlyings.  The accompanying underlying supplement contains information about the underlyings that is not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement, underlying supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-08-03 dated February 25, 2026: https://www.sec.gov/Archives/edgar/data/200245/000095010326002652/dp241934_424b2-wf0803.htm

•	Underlying Supplement No. 13 dated February 25, 2026: https://www.sec.gov/Archives/edgar/data/200245/000095010326002640/dp241935_424b2-us13.htm

•	Prospectus Supplement and Prospectus, each dated February 25, 2026: https://www.sec.gov/Archives/edgar/data/200245/000119312526071985/d53413d424b2.htm

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek an investment with periodic contingent coupon payments equal to the amount indicated on the cover hereof until the earlier of maturity or automatic redemption, if, and only if, the closing value of the lowest performing underlying on the relevant calculation day is greater than or equal to its coupon threshold value;

•	understand that if the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, they will be fully exposed to the decline in the lowest performing underlying from its starting value and will receive significantly less than the stated principal amount, and possibly nothing, at maturity;

•	are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the securities;

•	understand that the securities may be automatically redeemed prior to maturity and that the term of the securities may be limited;

•	understand that the return on the securities will depend solely on the performance of the underlying that is the lowest performing underlying on each calculation day and that they will not benefit in any way from the performance of any better performing underlying;

•	understand that the securities are riskier than alternative investments linked to only one of the underlyings or linked to a basket composed of each underlying;

•	understand and are willing to accept the full downside risks of each underlying;

•	are willing to forgo participation in any appreciation of any underlying and dividends on any underlying or the securities included in the underlyings; and

•	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek a security with a fixed term;

•	are unwilling to purchase securities with the estimated value set forth on the cover page;

•	are unwilling to accept the risk that the closing value of the lowest performing underlying on the final calculation day may be less than its downside threshold value;

•	seek certainty of current income over the term of the securities;

•	seek exposure to the upside performance of any or each underlying;

•	seek exposure to a basket composed of each underlying or a similar investment in which the overall return is based on a blend of the performances of the underlyings, rather than solely on the lowest performing underlying;

•	are unwilling to accept the risk of exposure to the underlyings;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlyings, please see the information provided below.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Determining Payment On A Contingent Coupon Payment Date and at Maturity

If the securities have not been previously automatically redeemed, on each contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the closing value of the lowest performing underlying on the related calculation day.

Step 1: Determine which underlying is the lowest performing underlying on the relevant calculation day. The lowest performing underlying on any calculation day is the underlying with the lowest performance factor on that calculation day.  The performance factor of an underlying on a calculation day is its closing value on that calculation day divided by its starting value.

Step 2: Determine whether a contingent coupon is paid on the applicable contingent coupon payment date based on the closing value of the lowest performing underlying on the relevant calculation day, as follows:

If the relevant calculation day were also a potential autocall date and the closing value of the lowest performing underlying on the relevant calculation day were greater than or equal to its starting value, the securities would be automatically redeemed on the applicable contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment.

On the maturity date, if the securities have not been automatically redeemed prior to the maturity date, you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which underlying is the lowest performing underlying on the final calculation day. The lowest performing underlying on the final calculation day is the underlying with the lowest performance factor on the final calculation day.  The performance factor of an underlying on the final calculation day is its closing value on the final calculation day divided by its starting value.

Step 2: Calculate the maturity payment amount based on the closing value of the lowest performing underlying on the final calculation day, as follows:

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final contingent coupon payment, if any) for a range of hypothetical performances of the lowest performing underlying on the final calculation day from its starting value to its closing value on the final calculation day, assuming the securities have not been automatically redeemed prior to the maturity date. This graph has been prepared for purposes of illustration only. Your actual return on the securities will depend on the actual closing value of the lowest performing underlying on the final calculation day and whether you hold your securities to the maturity date.  The performance of any better performing underlying is not relevant to your return on the securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlyings.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose A Significant Portion Or All Of Your Investment.

Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If the securities are not automatically redeemed prior to maturity, your maturity payment amount will depend on the closing value of the lowest performing underlying on the final calculation day.  If the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, you will lose 1% of the stated principal amount of the securities for every 1% by which the lowest performing underlying has declined from its starting value.  There is no minimum maturity payment amount on the securities, and you may lose up to all of your investment.

You Will Not Receive Any Contingent Coupon On The Contingent Coupon Payment Date Following Any Calculation Day On Which The Closing Value Of The Lowest Performing Underlying Is Less Than Its Coupon Threshold Value.

A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing value of the lowest performing underlying on the immediately preceding calculation day is greater than or equal to its coupon threshold value. If the closing value of the lowest performing underlying is less than its coupon threshold value on any calculation day, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date. If the closing value of the lowest performing underlying is below its coupon threshold value on each calculation day, you will not receive any contingent coupon payments over the term of the securities.

Higher Contingent Coupon Rates Are Associated With Greater Risk.

The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that the securities will not be automatically redeemed and the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of and the correlation between the underlyings are important factors affecting these risks. Greater expected volatility of and lower expected correlation between the underlyings as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that (i) the closing value of the lowest performing underlying on one or more calculation days will be less than its coupon threshold value, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and (ii) the securities will not be automatically redeemed and the closing value of the lowest performing underlying on the final calculation day will be less than its downside threshold value, such that you will not be repaid the stated principal amount of your securities at maturity.

The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of Any Other Underlying.

You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected, regardless of the performance of any other underlying. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the lowest performing underlying alone.  Instead, you are subject to the full risks of whichever of the underlyings is the lowest performing underlying.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlying.

The return on the securities depends solely on the performance of the lowest performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes.  By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship.  The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly; the performance of any underlying that is not the lowest performing underlying is not relevant to your return on the securities.  It is impossible to predict what the relationship between the underlyings will be over the term of the securities.  The underlyings differ in significant ways and, therefore, may not be correlated with each other.

You May Not Be Adequately Compensated For Assuming The Downside Risk Of The Lowest Performing Underlying.

The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the lowest performing underlying, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the lowest performing underlying, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk.  If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the lowest performing underlying.

The Securities May Be Automatically Redeemed Prior To Maturity, Limiting Your Opportunity To Receive Contingent Coupon Payments.

On any potential autocall date, the securities will be automatically redeemed if the closing value of the lowest performing underlying on that potential autocall date is greater than or equal to its starting value. Thus, the term of the securities may be limited.  If the securities are redeemed prior to maturity, you will not receive any additional contingent coupon payments.  Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

The Securities Offer Downside Exposure To The Lowest Performing Underlying, But No Upside Exposure To Any Underlying.

You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on any underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to any underlying.

The Performance Of The Securities Will Depend On The Closing Values Of The Underlyings Solely On The Calculation Days, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlyings.

Whether the contingent coupon will be paid on any given contingent coupon payment date and whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlyings solely on the applicable calculation days, regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing value of the lowest performing underlying on the final calculation day, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings. You should understand that the closing value of each of the underlyings has historically been highly volatile.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities.  However, Wells Fargo

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

may suspend or terminate making a market without notice, at any time and for any reason.  If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price.  These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the underlyings and the securities included in the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes.  You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market.  If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of the closing values of the underlyings, the correlation between the underlyings, dividend yields on the underlyings and the securities included in the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Securities—The Value Of Your Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement.  Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

The Russell 2000® Index Is Subject To Risks Associated With Small Capitalization Stocks.

The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

The iShares® Expanded Tech-Software Sector ETF Is Subject To Risks Associated With The Software Sector.

All or substantially all of the equity securities held by the iShares® Expanded Tech-Software Sector ETF are issued by companies whose primary line of business is directly associated with the design, distribution, manufacture and sale of software. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The values of companies that are involved in the software industry, such as application software, systems software and home entertainment software sub-industries, are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation, changes in the prices and availability of raw materials and competition in the software industry, both domestically and internationally, including competition from foreign competitors with potentially lower productions costs. Such companies may also be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, such companies may face competition for the services of, and difficulties in employing and retaining, qualified personnel.

The iShares® Expanded Tech-Software Sector ETF Is Subject To Risks Associated With Non-U.S. Markets.

Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Our Offering Of The Securities Is Not A Recommendation Of Any Underlying.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

investment linked to the underlyings. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities.  Our affiliates and Wells Fargo and its affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies.  These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services.  These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines.  In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.  See “Risk Factors—General Risk Factors Relating To All Securities—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities” in the accompanying product supplement.

In The Case Of An Underlying That Is An Underlying ETF, The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of The Underlying.

In the case of an underlying that is an underlying ETF, certain events may occur during the term of the securities that have a dilutive effect on the value of the shares of the underlying or otherwise adversely affect the market price of such shares. The calculation agent will make certain adjustments for some of these events, as described under “General Terms of the Securities” in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the shares of the underlying may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the securities. Unlike an investor in the securities, a direct holder of such shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

In The Case Of An Underlying That Is An Underlying ETF, If A Reorganization Event Occurs With Respect To The Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

In the case of an underlying that is an underlying ETF, if a reorganization event occurs with respect to the underlying, the calculation agent will have discretion to make such adjustments to the terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event. In such an event, the calculation agent may, but is not required to, select a successor fund to which the securities may become linked thereafter. In any case, the adjustments made by the calculation agent to the terms of the securities may adversely affect the value of and your return on the securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

In The Case Of An Underlying That Is An Underlying ETF, The Value And Performance Of The Shares Of The Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

In the case of an underlying that is an underlying ETF, the underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by the underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index. Finally, because the shares of the underlying are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell shares of the underlying. As a result, under these circumstances, the closing value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

Changes That Affect The Underlyings May Affect The Value Of Your Securities.

The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings.  We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make.  Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

A Contingent Coupon Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day is Postponed.

A calculation day (including the final calculation day) with respect to an underlying will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the related contingent coupon payment date or maturity date, as applicable, will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%.  To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Hypothetical Returns

If the securities are automatically redeemed:

If the securities are automatically redeemed prior to maturity, you will receive the stated principal amount of your securities plus the related contingent coupon payment on the immediately following contingent coupon payment date. In the event the securities are automatically redeemed, your total return on the securities will equal any contingent coupon payments received prior to such contingent coupon payment date and the contingent coupon payment received on such contingent coupon payment date.

If the securities are not automatically redeemed:

If the securities are not automatically redeemed prior to maturity, the following table illustrates, for a range of hypothetical performance factors of the lowest performing underlying on the final calculation day, the hypothetical maturity payment amount payable at maturity per security (excluding the final contingent coupon payment, if any).  The performance factor of the lowest performing underlying on the final calculation day is its closing value on the final calculation day divided by its starting value.

Hypothetical performance factor of lowest performing underlying on final calculation day	Hypothetical maturity payment amount per security
175.00%	$1,000.00
170.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
60.00%	$1,000.00
59.99%	$599.90
50.00%	$500.00
40.00%	$400.00
30.00%	$300.00
25.00%	$250.00

The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive return based on the maturity payment amount; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically redeemed prior to maturity, the actual amount you will receive at maturity will depend on the actual closing value of the lowest performing underlying on the final calculation day. The performance of any better performing underlying is not relevant to your return on the securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Hypothetical Examples

The examples in the first section below illustrate how to determine whether a contingent coupon will be paid and whether the securities will be automatically redeemed following a calculation day that is also a potential autocall date.  The examples in the second section below illustrate how to determine the maturity payment amount on the securities if the securities are not automatically redeemed prior to maturity.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual starting values, coupon threshold values or downside threshold values of the underlyings.  For the actual starting value, coupon threshold value and downside threshold value of each underlying, see “Terms of the Securities” above.  We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work.  However, you should understand that the actual payments on the securities will be calculated based on the actual starting value, coupon threshold value and downside threshold value of each underlying, and not the hypothetical values indicated below.

Underlying	Hypothetical starting value	Hypothetical coupon threshold value	Hypothetical downside threshold value
iShares® Expanded Tech-Software Sector ETF	$100.00	$60.00 (60% of its hypothetical starting value)	$60.00 (60% of its hypothetical starting value)
Russell 2000® Index	100.00	60.00 (60% of its hypothetical starting value)	60.00 (60% of its hypothetical starting value)
S&P 500® Index	100.00	60.00 (60% of its hypothetical starting value)	60.00 (60% of its hypothetical starting value)

Hypothetical Contingent Coupon Payments and any Payment upon Automatic Early Redemption Following a Calculation Day that is also a Potential Autocall Date

The hypothetical examples below illustrate how to determine whether a contingent coupon will be paid and whether the securities will be automatically redeemed following a hypothetical calculation day that is also a potential autocall date, assuming that the closing values of the underlyings on the hypothetical calculation day are as indicated below.

	Hypothetical closing value of iShares® Expanded Tech-Software Sector ETF on hypothetical calculation day	Hypothetical closing value of Russell 2000® Index on hypothetical calculation day	Hypothetical closing value of S&P 500® Index on hypothetical calculation day	Hypothetical payment per security on related contingent coupon payment date
Example 1:	$120.00 (performance factor = $120.00 / $100.00 = 1.20)	90.00 (performance factor = 90.00 / 100.00 = 0.90)	85.00 (performance factor = 85.00 / 100.00 = 0.85)	$8.75 (contingent coupon is paid; securities not redeemed)
Example 2:	$110.00 (performance factor = $110.00 / $100.00 = 1.10)	45.00 (performance factor = 45.00 / 100.00 = 0.45)	110.00 (performance factor = 110.00 / 100.00 = 1.10)	$0.00 (no contingent coupon; securities not redeemed)
Example 3:	$105.00 (performance factor = $105.00 / $100.00 = 1.05)	110.00 (performance factor = 110.00 / 100.00 = 1.10)	120.00 (performance factor = 120.00 / 100.00 = 1.20)	$1,008.75 (contingent coupon is paid; securities redeemed)

Example 1: On the hypothetical calculation day, the S&P 500® Index has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the hypothetical calculation day is greater than its coupon threshold value but less than its starting value.  As a result, investors in the securities would receive the contingent coupon payment of $8.75 per security on the related contingent coupon payment date and the securities would not be automatically redeemed.

Example 2: On the hypothetical calculation day, the Russell 2000® Index has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the hypothetical calculation day is less than its coupon threshold value.  As a result, investors would not receive any payment on the related contingent coupon payment date, even though each other underlying has appreciated from its starting value, and the securities would not be automatically redeemed.

Investors in the securities will not receive a contingent coupon on the contingent coupon payment date following a calculation day if, on that calculation day, the closing value of the lowest performing underlying is less than its coupon threshold value.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Whether a contingent coupon is paid following a calculation day depends solely on the closing value of the lowest performing underlying.

Example 3: On the hypothetical calculation day, the iShares® Expanded Tech-Software Sector ETF has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the hypothetical calculation day is greater than both its coupon threshold value and its starting value.  As a result, the securities would be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment, for a total of $1,008.75 per security.

If the calculation day were not also a potential autocall date, the securities would not be automatically redeemed on the related contingent coupon payment date.

Hypothetical Payments at Maturity

The next hypothetical examples illustrate the calculation of the maturity payment amount on the securities, assuming that the securities have not been earlier automatically redeemed and that the closing values of the underlyings on the final calculation day are as indicated below.

	Hypothetical closing value of iShares® Expanded Tech-Software Sector ETF on final calculation day	Hypothetical closing value of Russell 2000® Index on final calculation day	Hypothetical closing value of S&P 500® Index on final calculation day	Hypothetical maturity payment amount per security
Example 4	$130.00 (performance factor = $130.00 / $100.00 = 1.30)	120.00 (performance factor = 120.00 / 100.00 = 1.20)	110.00 (performance factor = 110.00 / 100.00 = 1.10)	$1,008.75
Example 5	$40.00 (performance factor = $40.00 / $100.00 = 0.40)	80.00 (performance factor = 80.00 / 100.00 = 0.80)	90.00 (performance factor = 90.00 / 100.00 = 0.90)	$400.00
Example 6	$70.00 (performance factor = $70.00 / $100.00 = 0.70)	20.00 (performance factor = 20.00 / 100.00 = 0.20)	120.00 (performance factor = 120.00 / 100.00 = 1.20)	$200.00

Example 4: On the final calculation day, the S&P 500® Index has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the final calculation day is greater than its downside threshold value and its coupon threshold value.  Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment due at maturity, for a total of $1,008.75 per security, but you would not participate in the appreciation of any of the underlyings.

Example 5: On the final calculation day, the iShares® Expanded Tech-Software Sector ETF has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value.  Accordingly, at maturity, you would receive a payment per security calculated as follows:

Maturity payment amount = $1,000 × the performance factor of the lowest performing underlying on the final calculation day

= $1,000 × 0.40

= $400

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity.  You would incur a loss based on the performance of the lowest performing underlying.  In addition, because the closing value of the lowest performing underlying on the final calculation day is below its coupon threshold value, you would not receive any contingent coupon payment at maturity.

Example 6: On the final calculation day, the Russell 2000® Index has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value.  Accordingly, at maturity, you would receive a payment per security calculated as follows:

Maturity payment amount = $1,000 × the performance factor of the lowest performing underlying on the final calculation day

= $1,000 × 0.20

= $200

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

In this scenario, because the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, you would lose a significant portion of your investment in the securities. In addition, because the closing value of the lowest performing underlying is below its coupon threshold value, you would not receive any contingent coupon payment at maturity.

It is possible that the closing value of the lowest performing underlying will be less than its coupon threshold value on each calculation day and less than its downside threshold value on the final calculation day, such that you will not receive any contingent coupon payments over the term of the securities and will receive significantly less than the stated principal amount of your securities at maturity.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Information About the iShares® Expanded Tech-Software Sector ETF

The iShares® Expanded Tech-Software Sector ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of North American equities in the software industry and select North American equities from interactive home entertainment and interactive media and services industries, which is currently the S&P North American Expanded Technology Software IndexTM.

The iShares® Expanded Tech-Software Sector ETF is an investment portfolio of iShares® Trust and is maintained and managed by BlackRock Fund Advisors (“BFA”). BFA is currently the investment adviser to the iShares® Expanded Tech-Software Sector ETF. iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Expanded Tech-Software Sector ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® Expanded Tech-Software Sector ETF trades on the Cboe BZX under the ticker symbol “IGV.”

BFA uses a representative sampling indexing strategy to manage the iShares® Expanded Tech-Software Sector ETF. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the applicable underlying index. The iShares® Expanded Tech-Software Sector ETF may or may not hold all of the securities in the S&P North American Expanded Technology Software IndexTM.

The S&P North American Expanded Technology Software IndexTM is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the iShares® Expanded Tech-Software Sector ETF is an actual investment portfolio. The performance of the iShares® Expanded Tech-Software Sector ETF and the S&P North American Expanded Technology Software IndexTM may vary for a number of reasons, including transaction costs, asset or currency valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the iShares® Expanded Tech-Software Sector ETF’s portfolio and the S&P North American Expanded Technology Software IndexTM resulting from the iShares® Expanded Tech-Software Sector ETF’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the iShares® Expanded Tech-Software Sector ETF but not to the S&P North American Expanded Technology Software IndexTM. “Tracking error” is the divergence of the performance (return) of the iShares® Expanded Tech-Software Sector ETF’s portfolio from that of the S&P North American Expanded Technology Software IndexTM. Because the iShares® Expanded Tech-Software Sector ETF uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Please refer to the section “The S&P North American Expanded Technology Software Index™” below for additional information.

We have derived all information regarding the iShares® Expanded Tech-Software Sector ETF from publicly available information and have not independently verified any information regarding the iShares® Expanded Tech-Software Sector ETF. This pricing supplement relates only to the securities and not to the iShares® Expanded Tech-Software Sector ETF. We make no representation as to the performance of the iShares® Expanded Tech-Software Sector ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® Expanded Tech-Software Sector ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

The S&P North American Expanded Technology Software Index™

All information contained in this pricing supplement regarding the S&P North American Expanded Technology Software Index™ (the “Expanded Technology Software Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”).  The Expanded Technology Software Index is calculated, maintained and published by S&P Dow Jones.  S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Expanded Technology Software Index.

The Expanded Technology Software Index is a capped modified market capitalization-weighted index that is designed to measure the performance of U.S.-traded securities in the Global Industry Classification Standard (“GICS®”) application software and systems software sub-industries, as well as applicable supplementary stocks.  The Expanded Technology Software Index is reported by Bloomberg L.P. under the ticker symbol “SPNASEUP.”

Expanded Technology Software Index Composition and Construction

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

The Expanded Technology Software Index is comprised of the constituents of the S&P North American Technology Software Index™ (the “Parent Index”) and eligible “Supplementary Stocks” (as defined below). S&P Dow Jones assigns constituents to the Parent Index based on the constituent’s classification under GICS®. The Parent Index is a capped modified market capitalization-weighted index that measures the performance of the GICS® application software and systems software sub-industries.

Supplementary Stocks as of March 2026 include the common stock of Electronic Arts, Snap, Inc. and Take-Two Interactive Software. If a Supplementary Stock is not included in the list of eligible GICS® classifications but otherwise meets all eligibility criteria of the Parent Index, it will be included in the Expanded Technology Software Index. For information about the eligibility criteria of the Parent Index, please see “Parent Index Eligibility Criteria” below.

Parent Index Eligibility Criteria

To be eligible for inclusion in the Parent Index, the company must be a member of either the S&P Total Market Index (the “S&P TMI”) or the S&P/TSX Composite Index (the “S&P TSX”).

•	The S&P TMI offers broad market exposure to companies of all market capitalizations, including all U.S. common equities with a primary listing on the New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges. Only U.S. companies are eligible for inclusion in the S&P TMI.

•	The S&P TSX is a broad market measure for the Canadian equity markets and includes common stocks and income trust units. Canadian companies included in the S&P TSX must meet minimum market capitalization requirements based on their volume weighted average prices on the Toronto Stock Exchange.

Other eligibility criteria include:

•	Market Capitalization. A company must have a total market capitalization above the sector capitalization cutoff of US$1.4 billion as of the rebalancing reference date to be added to the Parent Index. This cutoff is subject to change depending on market requirements. Current constituents of the Parent Index with a full market capitalization below 50% of the sector capitalization cutoff are removed.

•	Liquidity. Stocks must have a liquidity ratio greater than 30% (current constituents must have a minimum of 15%). The liquidity ratio is defined as the annualized dollar value traded over the previous six months divided by the average total market capitalization over the previous six months. The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have six months of trading history. If a stock has been trading for fewer than six calendar months, the stock’s average daily share volume for its entire trading history is used to calculate its liquidity ratio. Current constituents of the Parent Index with a liquidity ratio less than 15%, based on annualized dollar value traded for the prior six calendar months, are removed.

•	Public Float. Companies with a public float below 20% are not eligible (or 10% for current constituents of the Parent Index.

•	Exchange Listing. The company’s stock must trade on the New York Stock Exchange, The Nasdaq Stock Market or Cboe. Only actual common shares outstanding are eligible for inclusion. Canadian companies with common shares listed on the above exchanges are eligible for inclusion, but American Depositary Receipts are not eligible.

•	Sector Classification. Companies must be classified under the GICS® application software or systems software sub-industries.

•	Minimum Constituent Count. At each quarterly rebalancing, if the constituent count is less than 22 after applying the rules set forth in the eligibility criteria, the market capitalization requirement is relaxed so that the next largest non-constituent in the eligible universe is added until the constituent count reaches 22.

•	Multiple Classes of Stock. All publicly listed multiple share class lines are eligible for inclusion in the Parent Index, subject to meeting the eligibility criteria.

Expanded Technology Software Index Capping Methodology

For capping purposes, the Expanded Technology Software Index is rebalanced quarterly, after the market close on the third Friday of March, June, September and December, using the following procedures:

1.	The rebalancing reference date is the second Wednesday of March, June, September and December.

2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization.

3.	If any company’s weight exceeds 8.5%, that company’s weight is capped at the maximum level and all excess weight is proportionally redistributed to all uncapped companies within the Expanded Technology Software Index. If, after this redistribution, any company breaches the weight cap, the process is repeated iteratively until no company breaches the company capping rule.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

4.	The aggregate weight of the companies in the Expanded Technology Software Index with a weight greater than 4.5% cannot exceed 45%. These caps are set to allow for a buffer below the respective 5% and 50% limits.

5.	If the rule in paragraph 4 is breached, all the companies are ranked in descending order of their weights and the company with the lowest weight that causes the 45% limit to be breached is reduced either until the rule in paragraph 4 is satisfied or its individual weight falls to 4.5%.

6.	This excess weight is proportionally redistributed to all companies with weights below 4.5%. Any stock that receives weight cannot breach the 4.5% cap. This process is repeated iteratively until paragraph 4 is satisfied or until all stocks are greater than or equal to 4.5%.

Calculation of the Expanded Technology Software Index

The Expanded Technology Software Index is a capped, float-adjusted market capitalization-weighted index. On any given day, the value of the Expanded Technology Software Index is the total float-adjusted market capitalization of the Expanded Technology Software Index’s constituents (as modified by the capping methodology described above) divided by its divisor. The float-adjusted market capitalization reflects the price of each stock in the Expanded Technology Software Index multiplied by the number of shares used in the Expanded Technology Software Index’s value calculation multiplied by an adjustment factor assigned at the quarterly rebalancing to implement the capping methodology.

Float Adjustment. A stock’s weight in the Expanded Technology Software Index is determined by the float-adjusted market capitalization of the stock (as modified by the capping methodology). Under float adjustment, the share counts used in calculating the Expanded Technology Software Index reflect only those shares available to investors rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies, government agencies or other long-term strategic holders given such shares are not available to investors in the public markets.

Divisor. Continuity in the value of the Expanded Technology Software Index is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the Expanded Technology Software Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of the Expanded Technology Software Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of the Expanded Technology Software Index. The divisor of the Expanded Technology Software Index is adjusted such that the value of the Expanded Technology Software Index at an instant just prior to a change in base capital equals the value of the Expanded Technology Software Index at an instant immediately following that change.

Maintenance of the Expanded Technology Software Index

All index adjustments and corporate action treatments for the Expanded Technology Software Index follow the Parent Index. Membership in the Expanded Technology Software Index is reviewed semi-annually, effective after the market close on the third Friday of June and December. The reconstitution reference date is after the market close of the last trading date of the previous month. Weight capping is applied quarterly, after the market close on the third Friday of March, June, September and December, and constituents’ index shares are calculated using closing prices on the Wednesday prior to the second Friday of the rebalancing month. Index shares are calculated and assigned to each stock to arrive at the weights determined on the reference date. Since index shares are assigned in advance, the actual weight of each stock at the rebalancing differs from these weights due to market movements.

Additions to and Deletions from the Expanded Technology Software Index. Additions to the Parent Index are added to the Expanded Technology Software Index simultaneously. With the exception of the Supplementary Stocks, constituents removed from the Parent Index are removed from the Expanded Technology Software Index simultaneously. If a Supplementary Stock is removed from the S&P TMI, it is removed from the Expanded Technology Software Index simultaneously.

Except in the case of spin-offs, companies can be added to the Parent Index only at the time of its semi-annual reconstitution. All companies not already in the Parent Index which meet the eligibility criteria on the reconstitution reference date are added to the Parent Index prior to the open of trading on the reconstitution date.

Between rebalancings, a company can be deleted from the Parent Index due to corporate events such as mergers, acquisitions, takeovers or delistings. Deleted constituents are not replaced. If a company’s GICS® classification changes such that it no longer belongs to a qualifying sector, the company is removed from the Parent Index at the next reconstitution.

Share Updates. Share counts are updated to the latest publicly available filings on a quarterly basis.

Investable Weight Factor (IWF) Updates. IWF changes are implemented either annually, quarterly or on an accelerated schedule following the relevant event depending on the nature of the change as explained below.

•	Annual Review. IWFs are reviewed annually based on the most recently available data filed with various regulators and exchanges.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

•	Quarterly Review. IWF changes will be made at the quarterly review only if the change represents at least 5% of total current shares outstanding and if the adjusted IWF absolute change is at least 5%, with IWF adjustments limited to the extent necessary to help reflect the corresponding share change.

•	Mandatory Action. Certain mandatory actions, such as M&A driven share/IWF changes, stock splits, and mandatory distributions, are not subject to a minimum threshold for implementation. In order to minimize index turnover, any IWF changes resulting from such mandatory actions are implemented based on the pre-event IWFs of the securities involved.

•	Accelerated Implementation Rule. Material share/IWF changes resulting from certain non-mandatory corporate actions follow an accelerated implementation rule with sufficient advance notification. The accelerated implementation rule is intended to reduce turnover intra-quarter while also enhancing opportunities for index trackers to take advantage of non-mandatory material liquidity events.

Share/IWF Reference Date and Freeze Period. A reference date, after the market close five weeks prior to the third Friday in March, June, September and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rule. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e., March, June, September and December) and ends after the market close on the third Friday of the rebalancing month.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9, and will end after the close of trading the following Friday, March 19 (i.e., the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period, all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Companies that are the target of cash M&A events, and if publicly available guidance indicates the event is expected to close by quarter end, may have their share count frozen at their current level for rebalancing purposes.

Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the S&P Dow Jones’s U.S. index committee’s discretion.

Corporate Action Adjustments. The table below summarizes the treatment of certain corporate actions.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the market capitalization of the Expanded Technology Software Index causes a divisor adjustment.

Deletion

The weights of all stocks in the Expanded Technology Software Index Index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the market capitalization of the Expanded Technology Software Index.

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the Expanded Technology Software Index. The change to the market capitalization of the Expanded Technology Software Index causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by the split ratio. Stock price is adjusted by the split ratio. There is no change to the market capitalization of the Expanded Technology Software Index and no divisor adjustment.
Spin-off	Generally, the spin-off is added to the Expanded Technology Software Index on the ex-date at a price of zero and will remain in the Expanded Technology

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Corporate Action	Treatment

Software Index for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.

However, if the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being removed is reinvested across all the index components proportionally such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the Expanded Technology Software Index. A net change to the market capitalization of the Expanded Technology Software Index causes a divisor adjustment.
Ordinary dividend	When an index component pays an ordinary cash dividend, the Expanded Technology Software Index does not make any adjustments to the price or shares of the stock. As a result, there are no divisor adjustments to the Expanded Technology Software Index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the market capitalization of the Expanded Technology Software Index causes a divisor adjustment.
Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption that the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio.

Governance of the Expanded Technology Software Index

The Expanded Technology Software Index is maintained by S&P Dow Jones’s U.S. index committee. All index committee members are full-time professional members of S&P Dow Jones’s staff. At each meeting, the index committee reviews pending corporate actions that may affect constituents of the Expanded Technology Software Index, statistics comparing the composition of the Expanded Technology Software Index to the market, companies that are being considered as candidates for addition to the Expanded Technology Software Index and any significant market events. In addition, the index committee may revise index policies.

Historical Information

The closing value of the iShares® Expanded Tech-Software Sector ETF on July 14, 2026 was $93.63.

The graph below shows the closing value of the iShares® Expanded Tech-Software Sector ETF for each day such value was available from January 4, 2021 to July 14, 2026.  We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index.  This pricing supplement relates only to the securities and not to the Russell 2000® Index.  We make no representation as to the performance of the Russell 2000® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Russell 2000® Index on July 14, 2026 was 2,964.764.

The graph below shows the closing value of the Russell 2000® Index for each day such value was available from January 4, 2021 to July 14, 2026.  We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index.  This pricing supplement relates only to the securities and not to the S&P 500® Index.  We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Index on July 14, 2026 was 7,543.59.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 4, 2021 to July 14, 2026.  We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions,  this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year .

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold.  In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the Russell 2000® Index and the S&P 500® Index due July 19, 2029

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent.  Wells Fargo will receive an underwriting discount and commission of 2.30% ($23.00) for each security it sells.  Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 1.75% ($17.50) for each security they sell.  In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $2.90 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.  However, Wells Fargo is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.